June __, 2015
State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention: Tricia L. Cormier, Vice President, LCC3S

Re:    Calvert U.S. Large Cap Growth Responsible Index Fund
Calvert U.S. Large Cap Value Responsible Index Fund

Ladies and Gentlemen:

This is to advise you that Calvert Responsible Index Series, Inc. (the “Fund”) expects to establish the above-referenced Portfolios effective as of June 19, 2015. In accordance with the Additional Portfolios provision of Section 23 of the Master Custodian Agreement dated December 1, 2000, by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

CALVERT RESPONSIBLE INDEX SERIES, INC.
on behalf of Calvert U.S. Large Cap Growth Responsible Index Fund and Calvert U.S. Large Cap Value Responsible Index Fund

By:
Name: Ivy Wafford Duke
Title: Vice President and Secretary

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: _____________________________________
Name: Michael F. Rogers
Title: Executive Vice President